SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549



                                 FORM 8-K

                              CURRENT REPORT


                   Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934





     DATE OF REPORT (Date of earliest event reported):  October 14, 1997


                         FIRST COMMERCE CORPORATION
            (Exact name of registrant as specified in its charter)


     LOUISIANA                     0-7931                    72-0701203
 (State or other               (Commission File            (IRS Employer
 jurisdiction of                   Number)                Identification
  incorporation)                                               Number)



          201 ST. CHARLES AVE., 29TH FLOOR, NEW ORLEANS, LOUISIANA  70170
               (Address of principal executive offices - Zip Code)



       Registrant's telephone number, including area code:  (504) 623-1371


                 210 BARONNE ST., NEW ORLEANS, LOUISIANA 70112
          (Former name or former address, if changed since last report)




 Item 5. Other Events.

         On October 14, 1997, First Commerce Corporation issued the following press release:



                        OCTOBER 14, 1997


CONTACTS:                     MICHAEL A. FLICK (504) 623-1492
                              HOLLY E. HOBSON (504) 623-2917




        FIRST COMMERCE ANNOUNCES THIRD QUARTER EARNINGS


     New Orleans - First Commerce Corporation (NASDAQ - FCOM)

announced today its third quarter results, including the

following:

     *  Net income was $31.7 million, or $.77 per fully diluted share.  Net interest income (FTE) of $96.9 million and

        $52.1 million of noninterest income resulted in total

        revenue of $149.0 million for the quarter.  The net

        interest margin was 4.51%.  Operating expense in the

        third quarter of 1997 was $84.3 million.

     *  The provision for loan losses was $15.8 million in the

        third quarter which exceeded net charge-offs by $5.5

        million.  This reflects both strong loan growth and the

        impact on the experience factor of increasing charge-

        offs during the last twelve months.  Net charge-offs

        were $10.4 million, or .65% of average loans.  Managed

        credit card net charge-offs decreased for the second

        consecutive quarter to 3.95% of the quarter's average

        credit card loans.

     *  Nonperforming assets were $40.3 million at September

        30, 1997, or .64% of loans.  The allowance for loan

        losses was $84.4 million, or 1.33% of loans, at the end

        of the quarter.  Loans past due 90 days or more not on

        nonaccrual declined to $25.6 million as of September

        30, 1997.

     *  Average loans outstanding were $6.4 billion and average deposits were $7.5 billion during 1997's third quarter.

     *  Total assets were $9.3 billion at September 30, 1997,

        and deposits were $7.4 billion.  The leverage ratio was

        8.07% at the end of the third quarter.

     In the past three years, loan growth has outpaced deposit

growth, causing First Commerce to use wholesale funding sources since late 1996.  On August 7, $300 million of credit card

receivables were securitized for additional funding.  The

ongoing accounting effect of securitization is to reduce net interest income and provision while increasing noninterest

income.  The effect of securitization in the third quarter was to increase earnings per share by $.03.

     Included in the third quarter's noninterest income was

$3.8 million of securitization revenue, including $1.8 million which would have been recorded as net interest income prior to the securitization.  The new noninterest income line item,

securitization revenue, represents the net effect of the

securitized credit card receivables' net interest income,

provision for loan losses, credit card fee income, and gains on sale.  The effect of the net interest income shift was to

reduce the net interest margin by 8 basis points.  In addition,

the efficiency ratio increased 21 basis points due to the shift of the provision to the securitization revenue line.

     First Commerce's venture capital business realized

additional income this quarter from the sale of securities of companies in which it invested.  Gains of $3.5 million were

realized from sales of securities in the third quarter,

compared to a $3.0 million gain in the second quarter and a

$1.2 million loss in 1996's third quarter.  As of September 30,

1997, remaining estimated unrealized gains were $5.6 million;

the quarter's sales decreased the estimated unrealized gain

only slightly from $6.1 million at June 30.

     The following discussion compares this quarter's results

to 1997's second quarter and 1996's third quarter.  To make the quarters' results comparable, the following items have been

excluded:

     *  the effect of securitization was excluded from the

        third quarter;

     *  venture capital securities transactions and investment

        securities transactions have been excluded from all

        quarters;

     *  a large commercial loan recovery, which reduced the

        provision by $3.2 million and increased net interest

        income by $922,000, was excluded from the second

        quarter;

     *  the one-time SAIF recapitalization assessment of $5.3

        million was excluded from 1996's third quarter.

     Total revenue (FTE) was $145.8 million in the third

quarter, up 1.9% (7.4% annualized) from the second quarter and

5.2% higher than last year's third quarter.  Net interest

income and noninterest income contributed to these improvements.

The efficiency ratio was 57.82% for the third quarter, 57.45% in the second quarter, and 56.49% in last year's third quarter.

     Net interest income (FTE) was $98.7 million for the third

quarter.  The 1.4% (5.5% annualized) increase from the second quarter and the 3.9% growth from 1996's third quarter resulted from continued loan growth.  Higher funding costs continue to offset the effect of loan growth on net interest income.

Funding costs have been increasing for several quarters due to the wholesale funding begun in 1996's fourth quarter, the

customer retention strategy of moving FCC's best clients into higher yielding accounts, and the attrition of noninterest-

bearing accounts.  FCC continues to be successful with the

strategy of retaining its most profitable clients as

demonstrated by a 94% retention rate this year of its best

retail clients.  The net interest margin was 4.59% in the third quarter, compared to 4.62% in the second quarter and 4.82% in

1996's third quarter.

     Noninterest income was $47.1 million in the current

quarter, up 2.9% (11.5% annualized) from the second quarter and

8.2% better than last year's third quarter.  Growth of

broker/dealer revenue and credit card fees were the most

significant causes of the increase from the second quarter.

Compared to the same quarter of 1996, the primary improvements were in credit card fees, broker/dealer revenue, and trust

fees.

     The provision for loan losses was $18.6 million in the

third quarter, $18.0 million for the second quarter, and $12.5 million in 1996's third quarter.  Net charge-offs were $12.3 million in the third quarter, or .75% of average loans.  For the second consecutive quarter, credit card net charge-offs

declined.  Net charge-offs of credit card loans totaled $8.6 million, or 3.95% of average credit card loans in the third

quarter, compared to $8.7 million, or 4.16% of loans, in the second quarter and $9.0 million, or 4.40% of loans, in the

first quarter.  Credit card net charge-offs were $5.6 million in 1996's third quarter, or 3.20% of average credit card loans.

On a one year lagged basis, credit card net charge-offs were

4.88% in 1997's third quarter, down from 5.40% in the second quarter.  Consumer loan net charge-offs were $4.1 million for the third quarter, or .82% of average consumer loans, compared to .76% in both the second quarter and 1996's third quarter.

Commercial loans continue to experience net recoveries.

     Operating expense was $84.3 million for the current

quarter.  Virtually all of the 2.5% (10.1% annualized) increase from the second quarter was related to stock-based incentive pay, which rose in conjunction with 28% common stock price

appreciation.  The principal causes of the 7.7%

increase in operating expense from 1996's third quarter were stock-based incentive pay and pension expense, which together accounted for 53% of the increase.

     Average loans of $6.6 billion grew 17% from last year's

third quarter and 4% (16% annualized) from the prior quarter.

The average loan growth from the second quarter was strongest in commercial real estate and commercial loans.

     Average deposits of $7.5 billion were unchanged from the

second quarter and 10% higher than last year's third quarter.

The growth from 1996's third quarter was principally related to brokered time deposits and public funds.

     First Commerce Corporation is a New Orleans-based bank

holding company operating six Louisiana banks in Alexandria,

Baton Rouge, Lafayette, Lake Charles, Monroe, and New Orleans.



                             FIRST  COMMERCE  CORPORATION  AND  SUBSIDIARIES
--------------------------------------------------------------------------------------------------------
                                          FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------------------------------
                                                    Third         Third           Nine Months Ended
                                                   Quarter       Quarter            September 30
                                                -----------    -----------    --------------------------
(dollars in thousands, except per share data)       1997           1996           1997         1996
                                                -----------    -----------    -----------   ------------
INCOME DATA
   Net interest income                          $    95,138    $    93,617    $   287,407   $   273,510
   Net interest income (tax equivalent)         $    96,910    $    95,051    $   292,794   $   277,724
   Provision for loan losses                    $    15,806    $    12,525    $    43,806   $    23,815
   Other income (exclusive of investment
      securities transactions)                  $    51,875    $    42,378    $   144,244   $   125,679
   Investment securities transactions           $       182    $      (170)   $       985   $       953
   Operating expense                            $    84,333    $    83,614    $   249,344   $   241,544
   Operating income                             $    31,580    $    26,642    $    92,937   $    89,112
   Net income                                   $    31,698    $    26,531    $    93,577   $    89,731
                                                -----------    -----------    -----------   ------------
AVERAGE BALANCE SHEET DATA
   Loans - reported                             $ 6,396,330    $ 5,612,251    $ 6,311,130   $ 5,354,500
   Loans - managed *                            $ 6,575,678    $ 5,612,251    $ 6,371,570   $ 5,354,500
   Securities                                   $ 2,073,360    $ 2,201,775    $ 2,089,435   $ 2,285,178
   Earning assets                               $ 8,540,522    $ 7,857,391    $ 8,462,284   $ 7,711,752
   Total assets                                 $ 9,244,475    $ 8,526,062    $ 9,145,904   $ 8,418,109
   Deposits                                     $ 7,470,495    $ 6,792,549    $ 7,435,569   $ 6,866,463
   Long-term debt                               $   374,356    $    85,912    $   324,375   $    86,305
   Stockholders' equity                         $   772,416    $   709,896    $   744,416   $   729,569
                                                -----------    -----------    -----------   ------------
PER COMMON SHARE DATA
   Net income - fully diluted                   $     0.77     $      0.66    $      2.31   $      2.17
   Net income - primary                         $     0.79     $      0.68    $      2.36   $      2.26
   Operating income - fully diluted             $     0.77     $      0.66    $      2.29   $      2.16
   Operating income - primary                   $     0.79     $      0.69    $      2.35   $      2.25
   Book value (end of period)                   $    20.29     $     17.96    $     20.29   $     17.96
   Closing stock price                          $    56.13     $     34.88    $     56.13   $     34.88
   Cash dividends                               $     0.40     $      0.35    $      1.20   $      1.05
                                                -----------    -----------    -----------   ------------
RATIOS
   Net income as a percent of:
      Average assets                                  1.36%           1.24%          1.37%         1.42%
      Average total equity                           16.28%          14.87%         16.81%        16.43%
      Average common equity                          16.28%          15.31%         16.81%        16.99%
   Net interest income (tax equivalent) as
      a percent of average earning assets             4.51%           4.82%          4.62%         4.81%
   Average loans as a percent of average deposits    85.62%          82.62%         84.88%        77.98%
   Operating expense less other income
      (excluding investment securities transactions)
      as a percent of average earning assets          1.51%           2.09%          1.66%         2.01%
   Operating expense as a percent of
      total revenue (tax equivalent and excluding
      investment securities transactions)            56.68%          60.84%         57.05%        59.88%
   Other income (excluding investment securities
      transactions) as a percent of total revenue    34.87%          30.84%         33.00%        31.15%
   Allowance for loan losses as a percent of
      loans, at end of period                         1.33%           1.36%          1.33%         1.36%
   Nonperforming assets as a percent of
      loans plus foreclosed assets, at end
      of period                                       0.64%           0.57%          0.64%         0.57%
   Stockholders' equity as a percent
      of total assets, at end of period               8.45%           8.03%          8.45%         8.03%
   Leverage ratio at end of period                    8.07%           7.90%          8.07%         7.90%
                                                -----------    -----------    -----------   ------------



* Managed portfolio represents the owned loan portfolio plus the securitized credit card receivables.



                           SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         FIRST COMMERCE CORPORATION




                         By:   /s/ Thomas L. Callicutt, Jr.
                            -------------------------------------
                              Thomas L. Callicutt, Jr.
                              Executive Vice President, Controller and
                              Principal Accounting Officer



Dated: October 16, 1997